SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G**

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)*

                           Human Genome Sciences, Inc.
                                 (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                          (Title of Class of Securities)

                                    444903108
                                  (Cusip Number)

                                December 31, 1999
             (Date of Event which Requires Filing of this Statement)

     Check  the  appropriate box to designate the rule pursuant  to  which  this
Schedule is filed:

     / /  Rule 13d-1(b)
     /X/  Rule 13d-1(c)
     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The total number of shares reported herein is 3,420,866 shares, which constitutes approximately 14.7% of the total number of shares outstanding. All ownership percentages set forth herein assume that there are 23,196,710 shares outstanding.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Sid R. Bass Management Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 896,188 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 896,188 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     896,188

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 3.9%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through one of its trustees, Sid R. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     820 Management Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 638,727 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 638,727 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     638,727

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /
11.  Percent of Class Represented by Amount in Row (9): 2.8%

12.  Type of Reporting Person: 00--Trust

----------
(1)  Power is exercised through its sole Trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Wesley Guylay Capital Management, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 158,883 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 158,883 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     158,883

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.7%

12.  Type of Reporting Person: PN

----------
(1)  Power is exercised through its sole general partner, Wesley Richard Guylay.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Wesley Guylay Capital Management III, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 41,117 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 41,117 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     41,117

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.2%

12.  Type of Reporting Person: PN

----------
(1)  Power is exercised through its sole general partner, Wesley Richard Guylay.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Ramona Frates Bass 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,668 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,668 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,668

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Perry R. Bass, II 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,669 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,669 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,669

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Sophie Seeligson Bass 1993 A Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 178,669 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 178,669 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     178,669

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): 0.8%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, Lee M. Bass.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Cotham Family Partners, L.P.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 5,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 5,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     5,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: PN

----------
(1) Power is exercised through its sole general partner, the Matthew Kingston Cotham 1996 Trust.

CUSIP No. 444903108

1.   Name of Reporting Person:

     William P. Hallman, Jr.

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /
3.   SEC Use Only

4.   Citizenship or Place of Organization: USA

               5.   Sole Voting Power: 523,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 523,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     523,000 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                  /   /

11.  Percent of Class Represented by Amount in Row (9): 2.3%

12.  Type of Reporting Person: IN
----------
(1) Solely in his capacities as the sole trustee of the Matthew Kingston Cotham 1996 Trust with respect to 5,000 shares of the Stock, as the sole trustee of the P. Andrew Sterling 1990 Trust with respect to 750 shares of the Stock, as the sole trustee of the Lisa D. Sterling 1990 Trust with respect to 750 shares of the Stock, as the sole trustee of the Philip D. Sterling 1990 Trust A with respect to 750 shares of the Stock, as the sole trustee of the Alexandra D. Sterling 1990 Trust A with respect to 750 shares of the Stock, as the sole trustee of the Annie R. Bass Grandson's Trust for Sid R. Bass with respect to 250,000 shares of the Stock, and as the sole trustee of the Annie R. Bass Grandson's Trust for Lee M. Bass with respect to 250,000 shares of the Stock.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Peter Sterling

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: USA

               5.   Sole Voting Power: 22,000
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 22,000
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     22,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%


12.  Type of Reporting Person: IN

CUSIP No. 444903108

1.   Name of Reporting Person:

     P. Andrew Sterling 1990 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Lisa D. Sterling 1990 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Philip D. Sterling 1990 Trust A

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Alexandra D. Sterling 1990 Trust A

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 750 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 750 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     750

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Mary Susanna Hallman 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     William P. Hallman, III 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Lee Caroline Hallman 1992 Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                       (a) /   /

                                                       (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 2,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power: -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 2,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     2,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:

                                                       /   /

11.  Percent of Class Represented by Amount in Row (9): <0.1%

12.  Type of Reporting Person: 00 - Trust

----------
(1)  Power is exercised through its sole trustee, W. Robert Cotham.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Annie R. Bass Grandson's Trust for Sid R. Bass

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /
3.   SEC Use Only

                                                            /   /
4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 250,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 250,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     250,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9): 1.1%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Annie R. Bass Grandson's Trust for Lee M. Bass

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas


               5.   Sole Voting Power: 250,000 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 250,000 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     250,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9): 1.1%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, William P. Hallman, Jr.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Hyatt Anne Bass Successor Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 299,473 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 299,473 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     299,473 (1)

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9):  1.3%

12.  Type of Reporting Person: 00 - Trust

----------------------------
(1)  Power is exercised through its trustee, Panther City Investment
     Company.

CUSIP No. 444903108

1.   Name of Reporting Person:

     Samantha Sims Bass Successor Trust

2.   Check the Appropriate Box if a Member of a Group:
                                                        (a) /   /

                                                        (b) / X /

3.   SEC Use Only


4.   Citizenship or Place of Organization: Texas

               5.   Sole Voting Power: 299,472 (1)
Number of
Shares
Beneficially   6.   Shared Voting Power:  -0-
Owned By
Each
Reporting      7.   Sole Dispositive Power: 299,472 (1)
Person
With
               8.   Shared Dispositive Power: -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     299,472

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
                                                            /   /

11.  Percent of Class Represented by Amount in Row (9):  1.3%

12.  Type of Reporting Person: 00 - Trust


----------------------------
(1)  Power is exercised through its trustee, Panther City Investment
     Company.

     Pursuant to Rule 13d-2(b) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13G Statement dated September 11, 1998, as amended by Amendment No. 1 dated February 5, 1999 (the "Schedule 13G"), relating to the Common Stock, par value $0.01 per share (the "Stock"), of Human Genome Sciences, Inc. (the "Issuer"). Unless otherwise indicated, all defined terms used herein shall have the same meanings as those set forth in the
Schedule 13G.

Item 2(a).     Names of Persons Filing.

     Item 2(a) is hereby amended and restated in its entirety as follows:

     Pursuant to Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), this Schedule 13G Statement is hereby filed by Sid R. Bass Management Trust, a Texas revocable trust ("SRBMT"), 820 Management Trust, a Texas revocable trust ("820"), Wesley Guylay Capital Management, L.P., a Texas limited partnership ("WGCM"), Wesley
Guylay Capital Management III, L.P., a Texas limited partnership ("WGCM III"), Ramona Frates Bass 1993 Trust A, a Texas trust ("RFBT"), Perry R. Bass, II 1993 Trust A, a Texas trust ("PRBT"), Sophie Seeligson Bass 1993 Trust A, a Texas trust ("SSBT"), Cotham Family Partners, L.P., a Texas limited partnership ("CFP"), William P. Hallman, Jr. ("WPH"), Peter Sterling ("PS"), P. Andrew Sterling 1990 Trust A, a Texas trust ("PAST"), Lisa D. Sterling 1990 Trust, a Texas trust ("LDST"), Philip D. Sterling 1990 Trust A, a Texas trust ("PDST"), Alexandra D. Sterling 1990 Trust A, a Texas trust ("ADST"), Annie R. Bass Grandson's Trust for Sid R. Bass, a Texas testamentary trust ("ARBS"), Annie R. Bass Grandson's Trust for Lee M. Bass, a Texas testamentary trust ("ARBL"), Mary Susanna Hallman 1992 Trust, a Texas trust ("MSHT"), William P. Hallman, III 1992 Trust, a Texas trust ("WPHT"), Lee Caroline Hallman 1992 Trust, a Texas trust ("LCHT"), Hyatt Anne Bass Successor Trust, a Texas trust ("HBST"), and Samantha Sims Bass Successor Trust, a Texas trust ("SBST") (collectively, the "Reporting Persons"). Additionally, information is included herein with respect to the following persons (collectively, the "Controlling Persons"): Sid R. Bass ("SRB"), Lee M. Bass ("LMB"), Wesley Richard Guylay ("WRG"), Matthew Kingston Cotham 1996 Trust, a Texas trust ("MKCT"), W. Robert Cotham ("WRC"), Panther City Investment Company, a Texas corporation ("PCIC"), and Panther City Production Company, a Texas corporation ("PCPC"). The Reporting Persons and the Controlling Persons are sometimes hereinafter collectively referred to as the "Item 2 Persons." The Item 2 Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Item 2 Persons that such a group exists.

Item 2(b).     Address of Principal Business Office, or if None, Residence.

     Item 2 (b) is hereby amended and restated in its entirety as follows:

     The principal business office for each of WPH, PAST, LDST, PDST, ADST, and MKCT is 201 Main Street, Suite 2500, Fort Worth, Texas 76102.

     The principal business office for each of CFP, MSHT, WPHT, LCHT, HBST, SBST, WRC, PCIC, and PCPC is 201 Main Street, Suite 2600, Fort Worth, Texas 76102.

     The principal business office for each of SRBMT, 820, LMB, WGCM, WGCM III, RFBT, PRBT, SSBT, ARBS, ARBL, and SRB is 201 Main Street, Suite 2700, Fort Worth, Texas 76102.

     The principal business office for PS is 201 Main Street, Suite 3200, Fort Worth, Texas 76102.

     The principal business office for WRG is 30 Rockefeller Plaza, Suite 4535, New York, New York 10112.

Item 4.   Ownership.

     Item 4 (a) - (c) is hereby amended and restated in its entirety as follows:

     (a) - (b)

     Reporting Persons

     SRBMT

     The aggregate number of shares of the Stock that SRBMT owns beneficially, pursuant to Rule 13d-3 of the Act, is 896,188, which constitutes approximately 3.9% of the outstanding shares of the Stock.

     820

     The aggregate number of shares of the Stock that 820 owns beneficially, pursuant to Rule 13d-3 of the Act, is 638,727, which constitutes approximately 2.8% of the outstanding shares of Stock.

     WGCM

     The aggregate number of shares of the Stock that WGCM owns beneficially, pursuant to Rule 13d-3 of the Act, is 158,883, which constitutes approximately 0.7% of the outstanding shares of the Stock.

     WGCM III

     The   aggregate  number  of  shares  of  the  Stock  that  WGCM  III   owns
beneficially, pursuant to Rule 13d-3 of the Act, is 41,117, which constitutes approximately 0.2% of the outstanding shares of the Stock.

     RFBT

     The aggregate number of shares of the Stock that RFBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,668, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     PRBT

     The aggregate number of shares of the Stock that PRBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,669, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     SSBT

     The aggregate number of shares of the Stock that SSBT owns beneficially, pursuant to Rule 13d-3 of the Act, is 178,669, which constitutes approximately 0.8% of the outstanding shares of the Stock.

     CFP

     The aggregate number of shares of the Stock that CFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     WPH

     Because of his positions as the sole trustee of each of MKCT, PAST, LDST, PDST, ADST, ARBS, and ARBL, and because of his direct ownership of 15,000 shares of the Stock, WPH may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 523,000 shares of the Stock, which constitutes approximately 2.3% of the outstanding shares of the Stock.

     PS

     The aggregate number of shares of the Stock that PS owns beneficially, pursuant to Rule 13d-3 of the Act, is 22,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PAST

     The aggregate number of shares of the Stock that PAST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     LDST

     The aggregate number of shares of the Stock that LDST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PDST

     The aggregate number of shares of the Stock that PDST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     ADST

     The aggregate number of shares of the Stock that ADST owns beneficially, pursuant to Rule 13d-3 of the Act, is 750, which constitutes less than 0.1% of the outstanding shares of the Stock.

     MSHT

     The aggregate number of shares of the Stock that MSHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     WPHT

     The aggregate number of shares of the Stock that WPHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     LCHT

     The aggregate number of shares of the Stock that LCHT owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,000, which constitutes less than 0.1% of the outstanding shares of the Stock.

     ARBS

     The aggregate number of shares of the Stock that ARBS owns beneficially, pursuant to Rule 13d-3 of the Act, is 250,000, which constitutes 1.1% of the outstanding shares of the Stock.

     ARBL

     The aggregate number of shares of the Stock that ARBL owns beneficially, pursuant to Rule 13d-3 of the Act, is 250,000, which constitutes 1.1% of the outstanding shares of the Stock.

     HBST

     The aggregate number of shares of the stock that HBST owns beneficially, pursuant to Rule 13d-3 of the Act, is 299,473 shares which constitutes approximately 1.3% of the outstanding shares of the Stock.

     SBST

     The aggregate number of shares of the Stock that HBST owns beneficially, pursuant to Rule 13d-3 of the Act, is 299,472 shares, which constitutes approximately 1.3% of the outstanding shares of the stock.

Controlling Persons

     SRB

     Because of his positions as a trustee and the sole trustor of SRBMT and by virtue of his power to revoke same, SRB may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 896,188 shares of the Stock, which constitutes approximately 3.9% of the outstanding shares of the Stock.

     LMB

     Because of his positions as the sole trustee of each of 820, RFBT, PRBT, and SSBT, LMB may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,174,733 shares of the Stock, which constitutes approximately 5.1% of the outstanding shares of the Stock.

     WRG

     Because of his position as the sole general partner of WGCM and of WGCM III, WRG may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 200,000 shares of the Stock, which constitutes approximately 0.9% of the outstanding shares of the Stock.

     MKCT

     Because of its position as the sole general partner of CFP, MKCT may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,000 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     WRC

     Because of his positions as the sole trustee of each of MSHT, WPHT and LCHT, WRC may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,000 shares of the Stock, which constitutes less than 0.1% of the outstanding shares of the Stock.

     PCIC

     Because of its position as the trustee of HBST and SBST, PCIC may, pursuant to Rule 13d-3 be deemed to be the beneficial owner of 598,945 of the Stock, which constitutes approximately 2.7% of the outstanding shares of the Stock.

     PCPC

     Because of its position as the sole shareholder of PCIC, the trustee of HBST and SBST, PCPC may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of 598,945 shares of the Stock, which constitutes approximately 2.7% of the outstanding shares of the Stock.

     To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 herein is the beneficial owner of any shares of the Stock.

     (c)

     Reporting Persons

     SRBMT

     Acting through one of its trustees and its sole trustor, SRBMT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 896,188 shares of the Stock.

     820

     Acting through its sole trustee, 820 has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 638,727 shares of the Stock.

     WGCM

     Acting through its sole general partner, WGCM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 158,883 shares of the Stock.

     WGCM III

     Acting through its sole general partner, WGCM III has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 41,117 shares of the Stock.

     RFBT

     Acting through its sole trustee, RFBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,668 shares of the Stock.

     PRBT

     Acting through its sole trustee, PRBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,669 shares of the Stock.

     SSBT

     Acting through its sole trustee, SSBT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 178,669 shares of the Stock.

     CFP

     Acting through its sole general partner, CFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 shares of the Stock.

     WPH

     Because of his positions as the sole trustee of each of MKCT, PAST, LDST, PDST, ADST, ARBS, and ARBL, and because of his direct ownership of 15,000 shares of the Stock, WPH has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 523,000 shares of the Stock.

     PS

     PS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 22,000 shares of the Stock.

     PAST

     Acting through its sole trustee, PAST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     LDST

     Acting through its sole trustee, LDST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     PDST

     Acting through its sole trustee, PDST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     ADST

     Acting through its sole trustee, ADST has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 shares of the Stock.

     MSHT

     Acting through its sole trustee, MSHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.


     WPHT

     Acting through its sole trustee, WPHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.

     LCHT

     Acting through its sole trustee, LCHT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 shares of the Stock.

     ARBS

     Acting through its sole trustee, ARBS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 250,000 shares of the Stock.

     ARBL

     Acting through its sole trustee, ARBL has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 250,000 shares of the Stock.

     HBST

     Acting through its trustee, HBST has the sole power to vote or to direct the vote or to direct the disposition of 299,473 shares of the Stock.

     SBST

     Acting through its trustee, SBST has the sole power to vote or to direct the vote or to direct the disposition of 299,472 shares of the Stock.

     Controlling Persons

     SRB

     Because of his position as a trustee and the sole trustor of SRBMT and by virtue of his power to revoke same, SRB has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 896,188 shares of the Stock.

     LMB

     Because of his positions as the sole trustee of each of 820, RFBT, PRBT, and SSBT, LMB has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,174,733 shares of the Stock.

     WRG

     Because of his position as the sole general partner of WGCM and of WGCM III, WRG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200,000 shares of the Stock.

     MKCT

     Because of its position as the sole general partner of CFP, and acting through its sole trustee, MKCT has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 shares of the Stock.

     WRC

     Because of his positions as the sole trustee of each of MSHT, WPHT and LCHT, WRC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,000 shares of the Stock.

     PCIC

     As the trustee of HBST and SBST, PCIC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 598,945 shares of the Stock.

     PCPC

     As the sole shareholder of PCIC, the trustee of HBST and SBST, PCPC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 598,945 shares of the Stock.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     DATED:    February 11, 2000



                              COTHAM FAMILY PARTNERS, L.P.

                              By:  Matthew Kingston Cotham 1996
                                   Trust, General Partner


                              By:   /s/ William P. Hallman, Jr.
                                   William P. Hallman, Jr.,
                                        Sole Trustee



                               /s/ William P. Hallman, Jr.
                              William P. Hallman, Jr.,
                              Individually and as Sole Trustee
                              of each of the P. Andrew Sterling
                              1990 Trust, Lisa D. Sterling 1990
                              Trust, the Philip D. Sterling 1990
                              Trust A, the Alexandra D. Sterling
                              1990 Trust A, the Annie R. Bass
                              Grandson's Trust for Sid R. Bass,
                              and the Annie R. Bass Grandson's
                              Trust for Lee M. Bass

                              Attorney-in-Fact for:

                              LEE M. BASS (1)
                              As Sole Trustee of each of the Ramona
                              Frates Bass 1993 A Trust, the Perry
                              R. Bass, II 1993 A Trust, the Sophie
                              Seeligson Bass 1993 A Trust and 820
                              Management Trust








                               /s/ W. R. Cotham
                              W. R. Cotham,
                              As  Sole  Trustee  of  each of  the  Mary  Susanna
Hallman 1992 Trust, the William P. Hallman,
                              III 1992 Trust and the Lee Caroline
                              Hallman 1992 Trust


                              Attorney-in-Fact for:
                              SID R. BASS MANAGEMENT TRUST (2)
                              WESLEY GUYLAY CAPITAL
                                 MANAGEMENT III, L.P. (3)
                              WESLEY GUYLAY CAPITAL MANAGEMENT, L.P. (4)
                              PETER STERLING (5)


                              PANTHER CITY INVESTMENT COMPANY
                              in its capacity as Trustee for
                              HYATT ANNE BASS SUCCESSOR TRUST
                              SAMANTHA SIMS BASS SUCCESSOR TRUST


                              By: /s/ W. R. Cotham
                                   W.R. Cotham, President


(1) A Power of Attorney authorizing William P. Hallman, Jr. to act on behalf of Lee M. Bass previously has been filed with the Securities and Exchange Commission.

(2) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Sid R. Bass Management Trust previously has been filed with the Securities and Exchange Commission.

(3) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Wesley Guylay Capital Management III, L.P. previously has been filed with the Securities and Exchange Commission.

(4) A Power of Attorney authorizing W. R. Cotham, et al., to act on behalf of Wesley Guylay Capital Management, L.P. previously has been filed with the Securities and Exchange Commission.

(5)   A  Power  of Attorney authorizing W. R. Cotham, et al., to act  on  behalf
Peter   Sterling   previously   has  been  filed   with   the   Securities   and
Exchange Commission.


                                  EXHIBIT INDEX

EXHIBIT        DESCRIPTION

    99.1          Agreement  and  Power  of  Attorney  pursuant  to  Rule   13d-
1(k)(1)(iii), previously filed.